Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS SECOND QUARTER

2020 RESULTS

GREAT NECK, New York, August 6, 2020 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended June 30, 2020.

“As we navigate these unprecedented times, we continue to work diligently to mitigate the impact of COVID-19 on our portfolio. We believe our strategy of working with our tenants requiring help, combined with our general collection efforts, will ensure the best possible outcome both for them and our assets,” commented Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “While this may impact our near-term performance, we believe it will maximize long-term value and cash flow.”

Mr. Callan continued, “With the great majority of our tenants now open for business, we anticipate making additional progress on rent collections and improving long-term occupancy, thereby producing value for our stockholders. We also further improved our liquidity profile by opportunistically selling a retail asset on July 1 for a gain of $10.3 million, which allowed us to reduce our outstanding debt.”

Operating Results:

Rental income grew 1.0% to $20.9 million in the second quarter of 2020, from $20.7 million in the second quarter of 2019.

Total operating expenses in the second quarter of 2020 increased 4.1% to $12.6 million from $12.1 million for the second quarter of 2019, reflecting increases in non-cash compensation expense related to equity incentive awards and depreciation expense due to the net impact of acquisitions and dispositions in 2020 and 2019.

Net income attributable to One Liberty in the second quarter of 2020 was $2.3 million, or $0.10 per diluted share, compared to $4.1 million, or $0.20 per diluted share, in the second quarter of 2019. Net income for the 2019 quarter includes a $1.1 million, or $0.06 per diluted share, gain on sale of real estate. The current quarter includes a $775,000 expense, or $0.04 per diluted share, from the termination of an interest rate swap in connection with the July 1 sale of the retail asset mentioned above.

Funds from Operations, or FFO, was $8.2 million, or $0.41 per diluted share, for the second quarter of 2020, compared to $9.0 million, or $0.45 per diluted share, in the second quarter of 2019. Contributing to the decrease in FFO and FFO per diluted per share were the swap termination fee and the non-cash expense related to equity incentive awards. In addition, FFO on a diluted per share basis was negatively impacted due to the 390,000 increase in the weighted average shares outstanding.

Adjusted Funds from Operations, or AFFO, was $9.5 million, or $0.47 per diluted share, for the quarter ended June 30, 2020, compared to $9.5 million, or $0.48 per diluted share, for the corresponding quarter in the prior year.

Balance Sheet:

At June 30, 2020, the Company had $18.6 million of cash and cash equivalents, total assets of $799.6 million, total debt of $474.8 million, and total stockholders’ equity of $281.7 million. As previously disclosed, the Company’s banks agreed to an increase in its ability to borrow funds from its credit facility for working capital needs.

At August 3, 2020, One Liberty’s available liquidity was approximately $74.6 million, including approximately $10.0 million of cash and cash equivalents (including the credit facility’s required $3.0 million average deposit maintenance balance) and $64.6 million available under its credit facility.

Subsequent Event:

As previously reported, in early July, One Liberty closed on an $18.0 million sale of a 35,300 square foot building in Tennessee. The proceeds were used to pay down $8.7 million of debt on its credit facility, to repay an $8.5 million mortgage on the property and to pay an $829,000 expense associated with the termination of the related interest rate swap.

COVID-19 Operational Update

The following summarizes certain impacts of the pandemic on the Company’s operations and reflects agreements in effect as of August 5, 2020:

●	during the second quarter, the Company collected $14.0 million of rents due during the quarter - this represents 77.1% and 97.2%, respectively, of the rents due during such period, before and after giving effect to rent deferrals and abatements;

●	during the second quarter, the Company deferred approximately $3.1 million, or 17.3%, of the base rent otherwise payable;

●	for July, the first month in our third quarter, the Company collected $5.6 million of the base rent payable; this represents 92.7 % and 96.6%, respectively, of the rents due in July, before and after giving effect to rent deferrals and abatements;

●	for the six months ending December 31, 2020, the Company agreed to defer $157,000 in rent;

●	the deferral agreements with tenants call for the repayment of approximately $423,000, $2.7 million and $145,000 of deferred rent to the Company in 2020, 2021 and 2022, respectively;

●	the Company amended several leases to extend the lease-term while reducing the rent payable in 2020 on such leases – overall, the straight-line impact of lease extensions the Company negotiated partially offset the rent abatements. As a result, the net reduction in rental income after giving effect to the abatements and lease extensions:

-	for the three months ended June 30, 2020, were approximately $406,000; and

-	for the six months ending December 31, 2020 are expected to be approximately $23,000.

●	As of August 3, 2020, the Company’s occupancy rate was 96.9%.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements. Information regarding risks, uncertainties and factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear under “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”), and the Company’s Quarterly Reports on Form 10-Q or the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) filed after the filing of the Annual Report. Currently, one of the most significant uncertainties the Company is facing is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the Company’s and its tenants’ financial condition, results of operations, cash flows and performance, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Annual Report and the Company’s other filings with the SEC, as being heightened as a result of the ongoing and numerous adverse impacts of the pandemic.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1liberty.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited)
	June 30,	December 31,
	2020	2019

ASSETS
Real estate investments, net	$706,720	$700,535
Property held-for-sale	7,661	-
Investment in unconsolidated joint ventures	10,849	11,061
Cash and cash equivalents	18,571	11,034
Unbilled rent receivable	15,981	15,037
Unamortized intangible lease assets, net	27,398	26,068
Other assets	12,410	10,894
Total assets	$799,590	$774,629

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $4,255 and $4,438 of deferred financing costs, respectively	$444,437	$435,840
Line of credit-outstanding, net of $516 and $619 of deferred financing costs, respectively	30,334	10,831
Unamortized intangible lease liabilities, net	12,289	12,421
Other liabilities	29,606	23,553
Total liabilities	516,666	482,645

Total One Liberty Properties, Inc. stockholders’ equity	281,718	290,763
Non-controlling interests in consolidated joint ventures	1,206	1,221
Total equity	282,924	291,984
Total liabilities and equity	$799,590	$774,629

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Rental income, net	$20,861	$20,719	$42,100	$41,874

Operating expenses:
Depreciation and amortization	5,804	5,440	11,478	10,787
General and administrative	3,454	3,005	6,788	6,176
Real estate expenses	3,305	3,511	6,647	6,852
State taxes	70	108	152	187
Total operating expenses	12,633	12,064	25,065	24,002

Other operating income
Gain on sale of real estate, net	-	1,099	4,252	1,099
Operating income	8,228	9,754	21,287	18,971

Other income and expenses:
Equity in (loss) earnings of unconsolidated joint ventures	(10)	34	54	(82)
Equity in earning from sale of unconsolidated joint venture property	-	-	121	-
Prepayment costs on debt	(775)	(41)	(1,065)	(41)
Other income	5	6	9	10
Interest:
Expense	(4,947)	(4,940)	(9,831)	(9,802)
Amortization and write-off of deferred financing costs	(216)	(255)	(459)	(487)

Net income	2,285	4,558	10,116	8,569
Net income attributable to non-controlling interests	(1)	(446)	(6)	(486)

Net income attributable to One Liberty Properties, Inc.	$2,284	$4,112	$10,110	$8,083

Net income per share attributable to common stockholders-diluted	$0.10	$0.20	$0.49	$0.39

Funds from operations - Note 1	$8,206	$8,984	$17,455	$18,419
Funds from operations per common share-diluted - Note 2	$0.41	$0.45	$0.87	$0.93

Adjusted funds from operations - Note 1	$9,469	$9,466	$19,649	$19,477
Adjusted funds from operations per common share-diluted - Note 2	$0.47	$0.48	$0.97	$0.98

Weighted average number of common shares outstanding:
Basic	19,445	19,023	19,403	18,959
Diluted	19,505	19,129	19,433	19,060

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Note 1:	2020	2019	2020	2019
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$2,284	$4,112	$10,110	$8,083
Add: depreciation and amortization of properties	5,699	5,331	11,272	10,576
Add: our share of depreciation and amortization of unconsolidated joint ventures	136	131	275	266
Add: amortization of deferred leasing costs	105	109	206	211
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	5	3	9	11
Deduct: gain on sale of real estate	-	(1,099)	(4,252)	(1,099)
Deduct: equity in earnings from sale of unconsolidated joint venture property	-	-	(121)	-
Adjustments for non-controlling interests	(23)	397	(44)	371

NAREIT funds from operations applicable to common stock	8,206	8,984	17,455	18,419

Deduct: straight-line rent accruals and amortization of lease intangibles	(971)	(696)	(1,541)	(1,308)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(90)	(25)	(103)	(35)
Add: amortization of restricted stock compensation	1,329	938	2,305	1,892
Add: prepayment costs on debt	775	-	1,065	-
Add: amortization and write-off of deferred financing costs	216	255	459	487
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	4	4	8	8
Adjustments for non-controlling interests	-	6	1	14

Adjusted funds from operations applicable to common stock	$9,469	$9,466	$19,649	$19,477

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.10	$0.20	$0.49	$0.39
Add: depreciation and amortization of properties	0.29	0.27	0.58	0.56
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01	0.01	0.01
Add: amortization of deferred leasing costs	0.01	0.01	0.01	0.01
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	-	-	-	-
Deduct: gain on sale of real estate	-	(0.06)	(0.21)	(0.06)
Deduct: equity in earnings from sale of unconsolidated joint venture property	-	-	(0.01)	-
Adjustments for non-controlling interests	-	0.02	-	0.02

NAREIT funds from operations per share of common stock-diluted (a)	0.41	0.45	0.87	0.93

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.06)	(0.03)	(0.07)	(0.07)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	-	-	(0.01)	-
Add: amortization of restricted stock compensation	0.07	0.05	0.11	0.10
Add: prepayment costs on debt	0.04	-	0.05	-
Add: amortization and write-off of deferred financing costs	0.01	0.01	0.02	0.02
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	-	-	-	-
Adjustments for non-controlling interests	-	-	-	-

Adjusted funds from operations per share of common stock-diluted (a)	$0.47	$0.48	$0.97	$0.98

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.